Citibank Credit Card Issuance Trust
Final Term Sheet dated August 7, 2007 (Corrected Version)
$315,000,000 6.15% Class 2007-A3 Notes of June 2037
(Legal Maturity Date June 2039)

           The issuance trust proposes to issue and sell additional Class 2007-A3 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 5, 2007, as supplemented.  The offered Class 2007-A3 Notes will form a part of the same subclass as, and are fungible with, the issuance trust’s outstanding $350,000,000 6.15% Class 2007-A3 Notes of June 2037 (legal maturity date June 2039) issued on June 15, 2007. The offered Class 2007-A3 Notes have the same International Security Identification Number (ISIN), Common Code and CUSIP Number as, and upon closing will trade interchangeably with, the currently outstanding Class 2007-A3 Notes. Upon completion of this offering, the aggregate outstanding principal amount of Class 2007-A3 Notes will be $665,000,000. The offered Class A Notes will have the same terms and underwriting arrangements as the Class 2007-A3 Notes described in the prospectus supplement dated June 8, 2007 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$315,000,000
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	6.15% per annum
Expected Principal Payment Date:	June 15, 2037
Legal Maturity Date:	June 15, 2039
Expected Issuance Date:	August 15, 2007
Date Interest begins to accrue:	June 15, 2007
Interest Payment Dates:
15th day of each June and December, beginning December 2007; provided, however, that if an event of default or early redemption event occurs with respect to these Class A notes, or if these Class A notes are not paid in full on the expected principal payment date, the issuance trust will begin making payments on the 15th day of every month

Price to Public:	$320,654,250 (or 101.795%), plus accrued interest from June 15, 2007 to the date of issuance
Underwriting Discount:	$2,362,500 (or 0.750%)
Proceeds to issuance trust:	$318,291,750 (or 101.045%), plus accrued interest from June 15, 2007 to the date of issuance
Underwriters and allocations:	Citi, $78,750,000 Lehman Brothers, $78,750,000 Merrill Lynch & Co., $78,750,000 RBS Greenwich Capital, $78,750,000
Underwriters' Concession:	0.70%
Reallowance Concession:	0.42%
Interest Rate Swap:	In order to manage interest rate risk, the issuance trust intends to enter into an interest rate swap with Citibank, N.A., as swap counterparty.

Under the interest rate swap, the issuance trust will pay interest monthly to the swap counterparty on the notional amount based on a floating rate of interest equal to one-month LIBOR plus a margin of 0.2936% per annum and the swap counterparty will pay interest monthly to the issuance trust on the notional amount at the fixed rate of interest applicable to these Class A notes.

Based on a reasonable good faith estimate of maximum probable exposure, the significance percentage of the interest rate swap is less than 10%.
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:	As of August 7, 2007, there were 71 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $64,265,249,918, consisting of:
	Class A notes Class B notes Class C notes	$56,940,249,918 $ 2,750,000,000 $ 4,575,000,000

As of August 7, 2007, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries was 5.40% per annum, consisting of:
	Class A notes Class B notes Class C notes	5.36% per annum 5.46% per annum 5.84% per annum
Annex I:
The information presented in Annex I to the prior prospectus supplement has been superseded by the information presented in a Form 8-K filed with the SEC by Citibank Credit Card Master Trust I, the issuer of the collateral certificate, on August 7, 2007. Static pool information concerning losses, delinquencies, revenue yield and payment rate for the master trust receivables has been stored by Citibank (South Dakota) since January 2006 and can be found at  www.citigroup.com/citigroup/citibankmastertrust/staticpool.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-131355.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.